Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement on Form S-3 of USG Corporation and subsidiaries (the “Corporation”) of our report dated February 10, 2015, relating to the consolidated financial statements of USG Boral Building Products Pte. Limited for the period January 14, 2014 (date of incorporation) to June 30, 2014, appearing in the Annual Report on Form 10-K of the Corporation for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte

Deloitte
AF 0080
Chartered Accountants

Kuala Lumpur, Malaysia
August 5, 2016